EXHIBIT 10.12 INCENTIVE UNIT AGREEMENT This INCENTIVE UNIT AGREEMENT (this “Agreement”), dated effective as of the IPO Closing Date (as defined below), is entered into by and between Cure Aggregator, LLC, a Delaware limited liability company (“Aggregator”), Cure TopCo, LLC, a Delaware limited liability company (“Cure TopCo”) and Bradford Kyle Armbrester (“Executive”). WHEREAS, on July 12, 2018 (the “Date of Grant”), Aggregator issued to Executive 122,500 Class B Common Units of Aggregator (the “Incentive Units”), each of which corresponded to a Class B Common Unit of Cure TopCo (the “Corresponding Units”), pursuant to the terms of (1) that certain Incentive Unit Award and Contribution Agreement, dated as of July 12, 2018, between Aggregator, Cure TopCo and Executive (the “Incentive Unit Agreement”), (2) the Third Amended and Restated Limited Liability Company Agreement of Aggregator, dated as of February 12, 2020 (the “Third Amended and Restated Aggregator LLC Agreement”), and (3) the Second Amended and Restated Limited Liability Company Agreement of Cure TopCo, dated as of November 27, 2019 (the “Second Amended and Restated LLC Agreement”); WHEREAS, pursuant to that certain Reorganization Agreement, dated as of February 10, 2021 (the “Reorganization Agreement”), by and among Cure TopCo, Signify Health, Inc., a Delaware corporation (“Pubco”), and the other parties thereto, the parties thereto are engaging in the Reorganization Transactions (as defined in the Reorganization Agreement) in connection with the IPO; WHEREAS, as part of the Reorganization Transactions, and pursuant to the Third Amended and Restated Limited Liability Company Agreement of Cure TopCo adopted on or around the IPO Closing Date (as defined in the Reorganization Agreement) (as amended from time to time, the “Cure TopCo LLC Agreement”) and the Fourth Amended and Restated Limited Liability Company Agreement of Aggregator adopted on or around the IPO Closing Date (as amended from time to time, the “Aggregator LLC Agreement”), all of the units of membership interest in Cure TopCo existing immediately prior to the Reorganization Transactions, including the Corresponding Units, are being reclassified and converted into LLC Units (as defined in the Cure TopCo LLC Agreement) of Cure TopCo, and all of the units of membership interest in Aggregator existing immediately prior to the Reorganization Transactions, including the Incentive Units, are being reclassified and converted into Units (as defined in the Aggregator LLC Agreement) of Aggregator; and WHEREAS, to the extent that the Incentive Units and Corresponding Units are unvested and/or subject to forfeiture under the terms of the Incentive Unit Agreement, the Third Amended and Restated Aggregator LLC Agreement and the Second Amended and Restated LLC Agreement, as applicable, as of the IPO Closing Date, then such restrictions, as amended pursuant to this Agreement, shall continue to apply to the Units of Aggregator and the LLC Units of Cure TopCo issued in exchange for the Incentive Units and Corresponding Units, respectively, as reflected in this Agreement. NOW, THEREFORE, in consideration of the mutual promises, covenants, and conditions contained in this Agreement, the Reorganization Agreement, the Cure TopCo LLC Agreement and

the Aggregator LLC Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree as follows: 1. Capitalized Terms. The following capitalized terms, as used in this Agreement, have the meanings given to them in this Section 1. Other capitalized terms have the meanings given to them elsewhere in this Agreement or, if not so defined, in the Aggregator LLC Agreement or the Cure TopCo LLC Agreement, as applicable. “Acceleration Event” means (i) a Change in Control or (ii) the NM Members or their respective direct or indirect parent entities, as applicable, ceasing to beneficially own, directly or indirectly, at least 25% of the outstanding Pubco Common Stock (as determined on a fully diluted basis). “Base Equity Value” means the aggregate investment of the Pre-Combination NM Members or their respective direct or indirect parent entities, as applicable, in the equity securities of Cure TopCo (including (x) any cash dividend, (y) distribution, (z) the proceeds of any partial liquidation of Cure TopCo; but excluding (A) any fees or expense reimbursements under any applicable management or professional services agreement and (B) any fees and expenses realized in connection with any Change in Control). “Board” means the Board of Directors of Pubco. “Cash-on-Cash Return” means, without duplication, the cumulative aggregate gross cash return realized, and/or the fair market value of marketable securities received by the Pre- Combination NM Members or their respective direct or indirect parent entities, as applicable, in respect of the Base Equity Value, including, for the avoidance of doubt, any such return or securities received by the Pre-Combination NM Members or their direct or indirect parent entities, as applicable, on a disposition of Pubco Common Stock or of equity securities of the Company (whether such disposition is to Pubco or otherwise); provided that with respect to any disposition of Pubco Common Stock by the Pre-Combination NM Members, the Compensation Committee will make such determinations in good faith as are necessary to allocate the proceeds received on such disposition on a proportionate basis between the Cure TopCo Pubco Common Stock and the shares of Pubco Common Stock held by the Pre-Combination NM Members that are not Cure TopCo Pubco Common Stock. Any portion of any transaction consideration to be received by equityholders of Pubco that is subject to any contingency or future event including, without limitation, transaction escrow arrangement, holdback, installment arrangements or earnouts shall be included in Cash-on-Cash Return if, when and to the extent actually received by the Pre- Combination NM Members or, without duplication, their respective direct or indirect parent entities, as applicable. If the Pre-Combination NM Members or, without duplication, their respective direct or indirect parent entities, as applicable, receive non-marketable securities or other non-cash property pursuant to a distribution or as proceeds from their aggregate investment in equity securities of Cure TopCo, Executive shall be treated no less favorably than any other member of the Board of Directors of Cure TopCo or officer of Cure TopCo and its Affiliates who holds Incentive LLC Units with respect to the inclusion or exclusion of non-marketable securities or other non-cash property from Cash-on-Cash Return.

“Cause” shall have the meaning ascribed to such term in the Employment Agreement or, if not so defined, “Cause” means (i) Executive’s indictment for, conviction of, or a plea of guilty or nolo contendere to, a (A) felony or (B) any crime of moral turpitude; (ii) Executive’s embezzlement, breach of fiduciary duty or fraud with regard to the Company Group or any of its assets or businesses; (iii) Executive’s continued failure to perform the duties of Executive’s position, in the reasonable judgment of the Board; (iv) Executive’s dishonesty, willful misconduct, or illegal conduct relating to the affairs of any member of the Company Group or its affiliates or any of its customers; (v) Executive’s breach of a material provision of this Agreement or any other contractual obligation to any member of the Company Group or its affiliates; or (vi) other conduct by Executive that may be harmful to the business, interests, or reputation of the Company Group, including any material violation of a Company Group policy. With respect to clauses (iii), (iv), (v), and (vi) above, Aggregator shall provide ten (10) days written notice to Executive of its intent to terminate for Cause, and during such ten (10) day period Executive shall have a right to cure (if curable). If not cured within such period (as determined in the reasonable judgment of the Board, the termination of Executive’s service will be effective upon the date immediately following the expiration of the ten (10) day notice period. Notwithstanding anything to the contrary contained herein, Executive’s right to cure as set forth above shall not apply if there are habitual or repeated breaches by Executive. “Change in Control” means the occurrence of any one or more of the following events: (i) any Person, other than (a) any employee plan established by Pubco or any Subsidiary, (b) Pubco or any of its Affiliates (including, for the avoidance of doubt, New Mountain Capital, LLC and its Affiliates), (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) an entity owned, directly or indirectly, by stockholders of Pubco in substantially the same proportions as their ownership of Pubco, is (or becomes, during any 12- month period) the “beneficial owner” (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Pubco (not including in the securities beneficially owned by such Person any securities acquired directly from Pubco or its Affiliates other than in connection with the acquisition by Pubco or its Affiliates of a business) representing 50% or more of the total voting power of the stock of Pubco; provided that the provisions of this subsection (i) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (iii) below; (ii) the consummation of a merger, amalgamation or consolidation of Pubco with any other corporation or other entity, or the issuance of voting securities in connection with such a transaction pursuant to applicable stock exchange requirements; provided that immediately following such transaction the voting securities of Pubco outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) 50% or more of the total voting power of Pubco’s stock (or, if Pubco is not the surviving entity of such transaction, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided, further, that such a transaction effected to implement a recapitalization of Pubco (or similar transaction) in which no Person is or becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Pubco (not including in the securities beneficially owned by such Person any securities acquired directly from Pubco or its Affiliates other than in connection with the acquisition by Pubco or its Affiliates of a business) representing 50% or more of either the then-outstanding shares of Class A Common Stock or the combined voting power of Pubco’s then- outstanding voting securities shall not be considered a Change in Control; or (iii) the sale or disposition by Pubco of Pubco’s assets in which any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from Pubco that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of Pubco immediately prior to such acquisition or acquisitions. Notwithstanding the foregoing, (A) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of Pubco immediately prior to such transaction or series of transactions, and (B) no Change in Control shall be deemed to have occurred upon the acquisition of additional control of Pubco by any Person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Pubco. “Company Group” means, at any given time, Pubco, Cure TopCo, Aggregator and their Affiliates. “Compensation Committee” means the Compensation Committee of the Board. “Corresponding Class B Share” means, with respect to an Incentive LLC Unit, the share of Class B Common Stock that was issued to Executive pursuant to the Class B Securities Purchase Agreement entered into between Pubco and Executive and that corresponds to the Corresponding Incentive Unit (as defined below). “Cure TopCo Pubco Common Stock” means the shares of Pubco Common Stock received by the Pre-Combination NM Members in connection with the Reorganization Transactions. “Employment Agreement” means the applicable employment, retention or other employment letter agreement entered into between Executive and a member of the Company Group (or any predecessor entity). “Good Reason” shall have the meaning ascribed to such term in the Employment Agreement. “IPO Closing Date” has the meaning given to such term in the Reorganization Agreement.

“NM Members” shall mean (i) New Mountain Partners V, L.P. and its Affiliates in respect of their investment in Remedy Acquisition, LP, (ii) New Mountain Partners V (AIV-C), L.P., and (iii) New Mountain Partners V (AIV-C2), L.P., and their respective Affiliates, in each case, other than Pubco and its direct or indirect subsidiaries. “Person” means any individual, corporation, partnership, limited liability company, trust, estate, joint venture, governmental authority or other entity. “Pre-Combination NM Members” shall mean (i) New Mountain Partners V (AIV-C), L.P., and (ii) New Mountain Partners V (AIV-C2), L.P., and their respective Affiliates, in each case, other than Pubco and its direct and indirect subsidiaries. “Terminated” or “Terminates” means, with respect to Executive, a Termination of Employment or Service, as applicable. “Termination of Employment or Service” means a termination of employment or service (for reasons other than a military or personal leave of absence granted by Cure TopCo) of Executive from the Company Group. Notwithstanding the foregoing, if no rights of Executive are reduced or adversely affected, the Compensation Committee may otherwise define Termination of Employment or Service thereafter, provided that any such change to the definition of the term “Termination of Employment or Service” does not subject the applicable Incentive LLC Units to Section 409A of the Code. 2. 83(b) Elections. After the issuance of the Corresponding Incentive Units and the Incentive LLC Units as contemplated by this Agreement, Aggregator shall execute and deliver to the Internal Revenue Service (the “IRS”) an election under Section 83(b) of the Code with respect to the Corresponding Incentive Units and Executive shall execute and deliver to the IRS an election under Section 83(b) of the Code in the form attached hereto as Appendix A with respect to the Incentive LLC Units (together the “83(b) Elections”). Executive understands that under Section 83(b) of the Code, regulations promulgated thereunder, and certain IRS administrative announcements, in the absence of an effective election under Section 83(b) of the Code, the excess of the fair market value of any Incentive LLC Units, on the date on which any forfeiture restrictions applicable to such Incentive LLC Units lapse, over the price paid for such Incentive LLC Units, could be reportable as ordinary income at that time. For this purpose, the term “forfeiture restrictions” includes the restrictions on transferability and the vesting and reversion conditions imposed under Sections 3 and 4 of this Agreement. Executive understands that (i) in making an 83(b) Election, Executive may be taxed at the time the Incentive LLC Units are received hereunder to the extent the fair market value of the Incentive LLC Units exceeds the price for such Incentive LLC Units and (ii) in order to be effective, the 83(b) Elections must be filed with the IRS within thirty (30) days after February 12, 2021. Executive hereby acknowledges that: (x) the foregoing description of the tax consequences of the 83(b) Elections is not intended to be complete and, among other things, does not describe state, local or foreign income and other tax consequences; (y) none of Cure TopCo, Aggregator, the NM Members, any of their respective Affiliates or any of their respective partners, members, equityholders, directors, officers, employees, agents or representatives (each, a “Related Person”) has provided or is providing Executive with tax advice regarding the 83(b) Elections or any other matter, and Cure TopCo, Aggregator and the NM Members and their respective Affiliates have urged Executive to consult Executive’s own tax advisor with respect to income taxation consequences of receiving, holding and disposing of the Incentive LLC Units; and (z) none of Cure TopCo, Aggregator, the NM Members or any other Related Person has advised Executive to rely on any determination by it or its representatives as to the fair market value specified in the 83(b) Elections and will have no liability to Executive if the actual fair market value of the Incentive LLC Units on the date hereof exceeds the amount specified in the respective 83(b) Elections. 3. Incentive Units. The Units of Aggregator issued to Executive in exchange for Executive’s Incentive Units (the “Incentive LLC Units”) and the LLC Units of Cure TopCo issued to Aggregator in exchange for the Corresponding Common Units (the “Corresponding Incentive Units”) are subject to the vesting conditions set forth in this Section 3. A portion of the Incentive LLC Units and Corresponding Incentive Units, as set forth on Appendix B, shall be subject to time-based vesting conditions (the “Time-Based Units”) and a portion of the Incentive LLC Units and Corresponding Incentive Units, as set forth on Appendix B, shall be subject to performance- based vesting conditions (the “Performance-Based Units”). For purposes of this Agreement and the Aggregator LLC Agreement, the Incentive LLC Units and Corresponding Incentive Units which have become vested in accordance with this Section 3 shall be referred to herein as the “Vested Units” and the remaining Incentive LLC Units and Corresponding Incentive Units shall be referred to herein as the “Unvested Units.” The Incentive LLC Units are subject to the restrictions set forth in this Agreement. 3.1. Time-Based Units. Executive’s Time-Based Units shall continue to time vest in accordance with the vesting schedule set forth on Appendix B. Except as otherwise provided in this Agreement, there shall be no proportionate or partial vesting in the periods prior to each vesting date set forth on Appendix B and all vesting shall occur only on the applicable vesting date set forth on Appendix B, provided that Executive has not been Terminated prior to each applicable vesting date. Notwithstanding the foregoing, any Time-Based Units shall become fully vested upon the occurrence of an Acceleration Event, so long as Executive has not been Terminated prior to the date of such Acceleration Event. 3.2. Performance-Based Units. Executive’s Performance-Based Units shall vest based on the level of aggregate Cash-on-Cash Returns achieved by the Pre-Combination NM Members (and/or, without duplication, their direct and indirect parent entities) in accordance with the vesting schedule set forth on Appendix B; provided that Executive has not been Terminated prior to the date the applicable Cash-on-Cash Return is achieved. There shall be no proportionate or partial vesting for levels of achievement of Cash-on-Cash Return between the performance thresholds set forth above, and all vesting shall occur on a cliff basis only to the extent that an applicable Cash-on-Cash Return threshold is achieved; provided that Executive has not been Terminated prior to the date the applicable Cash-on-Cash Return is achieved. For the avoidance of doubt, in the event that the applicable Cash-on-Cash Return is not achieved at any point in time, then the Performance-Based Units shall remain outstanding and eligible to continue to performance vest upon a later achievement of the applicable Cash-on-Cash Returns; provided that Executive has not been Terminated prior to the date on which vesting occurs; and provided, further, that any Performance-Based Units that remain unvested at such time as the NM Members or their respective direct or indirect parent entities cease to control any Equity Securities of Pubco shall be forfeited and cancelled. 3.3. Tail Period. Notwithstanding anything in this Section 3 to the contrary, if Executive is Terminated by Cure TopCo without Cause or resigns with Good Reason, any Unvested Units shall remain outstanding and eligible to vest for a period of twelve (12) months thereafter (such period, the “Tail Period”) and shall vest, if at all, upon the occurrence during the Tail Period of (i) in the case of the Time-Based Units, an Acceleration Event or (ii) in the case of the Performance-Based Units, the achievement of the applicable Cash-on-Cash Return. For the avoidance of doubt, the unvested portion of the Time-Based Units or Performance-Based Units that do not vest during the Tail Period shall be cancelled and forfeited as of the expiration of the Tail Period, without any further action on the part of any party hereto. 3.4. Call Rights. Except as otherwise provided in this Agreement, in the event of Executive’s Termination for any reason, Aggregator may repurchase from Executive and/or, as applicable, any of his or her Permitted Transferees the portion of the Incentive LLC Units that are Vested Units based on the most recent valuation under Section 409A of the Code obtained by Cure TopCo, subject to the sole discretion of the Board. For purposes of this Section 3.4, all requirements of Executive shall apply equally in full force and effect with respect to any Permitted Transferee. 3.4.1. Aggregator shall have a period of one hundred eighty (180) days (or such longer period as may be necessary to avoid changing the accounting treatment for the acquisition of the Incentive LLC Units being repurchased from an equity-based accounting treatment to a liability based accounting treatment (as contemplated by FASB ASC Topic 718)); provided that such period shall not exceed three hundred sixty-five (365) days following the date of Executive’s Termination, in which to give notice in writing to Executive of Aggregator’s election to exercise its repurchase rights hereunder and thirty (30) days after delivery of such notice to pay the repurchase price and consummate the repurchase transaction. For the sake of clarity, Aggregator may elect to repurchase any of the Incentive LLC Units of Executive and/or, as applicable, any of his or her Permitted Transferees in one or more separate transactions. The repurchase price, if any, payable pursuant to Aggregator’s exercise of its repurchase rights hereunder shall be paid (i) by delivery to Executive of wire transfer or a certified bank check or checks in the appropriate amount payable to the order of Executive; (ii) by the cancellation of any indebtedness owed by Executive to Aggregator, Cure TopCo or any of their Affiliates; or (iii) by issuance of an unsecured promissory note bearing interest (payable at maturity) at a simple rate per annum equal to the prime rate in effect at such time, with such note to have a maturity date of no greater than seven (7) years following its issuance and otherwise on customary terms and conditions for promissory notes of such type, including acceleration in the event of an Acceleration Event; or (iv) any combination of clauses (i), (ii) or (iii) of this Section 3.4.1, as determined in the sole discretion of Aggregator. Aggregator may choose to have a designee purchase any Incentive LLC Units elected by it to be purchased hereunder so long as Aggregator shall bear any reasonable costs and expenses of Executive in connection with the sale to such designee that Executive would not have otherwise incurred in connection with a sale to Aggregator. All references to Aggregator in this Section 3.4 shall refer to such designee as the context requires. Executive agrees to take all necessary and reasonable actions as directed by Aggregator in connection with the consummation of a repurchase pursuant to this Section 3.4, including executing the applicable repurchase documentation. Without limiting the generality of the foregoing, Aggregator shall be entitled to receive customary representations and warranties from Executive regarding the Incentive LLC Units being repurchased including, but not limited to, the representation that Executive has good and marketable title to the Incentive LLC Units to be repurchased free and clear of all liens, claims and other encumbrances. 3.5. Termination of Employment. If Executive’s employment or service relationship Terminates (other than in the case of a Termination for Cause), irrespective of whether Executive receives, in connection with such Termination, any severance or other payment from Cure TopCo or any of its Affiliates under any employment or service agreement or otherwise, the Incentive LLC Units, other than such portion that are Vested Units, shall terminate and be of no further force and effect as of and following the close of business on the date of such Termination, unless otherwise provided for in Section 3.3. Notwithstanding anything in this Agreement to the contrary, and in addition to the rights of Aggregator set forth in this Section 3.5 (or any other right Aggregator may have), the Incentive LLC Units, including the portion that are Vested Units, shall immediately be forfeited and cancelled, without any consideration being paid therefore and without further action by Aggregator or any other Person, upon a Termination of Executive by Cure TopCo or any of its Affiliates for Cause. 4. Restrictions on Unvested Units; Forfeiture. 4.1. Executive may not offer or Transfer or agree to offer or Transfer, grant any call option with respect to, borrow against, or enter into any swap or derivative transaction with respect to any Incentive LLC Unit or any interest therein, unless such action is taken in accordance with Article VI of the Aggregator LLC Agreement. Any attempted or purported Transfer or other agreement in violation of this Agreement will be void ab initio. 4.2. Notwithstanding anything to the contrary in the Aggregator LLC Agreement, Executive shall not have the right to exercise (and agrees not to exercise or purport to exercise) the “Member Exchange” under the Aggregator LLC Agreement with respect to any Unvested Units. 4.3. If any Vested Units are purchased pursuant to the call right described in Section 3.4, then each Corresponding Class B Share shall simultaneously be forfeited to Pubco for no consideration in accordance with Article 4 of the Cure TopCo LLC Agreement. If any Unvested Units or Vested Units are forfeited upon Executive’s Termination of Employment or Service under Section 3, then each such Unvested Unit (and its Corresponding Class B Share) or Vested Unit (and its Corresponding Class B Share), as applicable, shall be immediately and automatically forfeited to Aggregator or Cure TopCo, as applicable (or, in the case of a Corresponding Class B Share, to Pubco), in each case free and clear of any liens, encumbrances or restrictions, concurrently with the Termination of Employment or Service, and shall no longer be deemed outstanding, without the payment of consideration or notice from Aggregator, Cure TopCo or Pubco and without the need for further action on the part of any Person. 4.4. Except as provided in this Agreement, from and after the IPO Closing Date, Executive shall have all the rights of a member of Aggregator with respect to the Incentive LLC Units and as a stockholder of Pubco with respect to the Corresponding Class B Shares, including the right to vote the Corresponding Class B Share in respect of a Vested Unit; provided, that any capital stock or securities of Aggregator or Pubco that Executive receives with respect to the Incentive LLC Units or Corresponding Class B Shares through a stock dividend, stock split, reverse stock split, recapitalization, or similar transaction will be subject to the same restrictions applicable to the Incentive LLC Units or Corresponding Class B Shares with respect to which such capital stock or other securities was distributed or received, as set forth in this Agreement. Executive will be the record owner of each Incentive LLC Unit until or unless such Incentive LLC Unit reverts to Aggregator as provided under this Agreement or is Transferred in accordance with the terms of this Agreement and the Aggregator LLC Agreement, and as record owner will be entitled to all rights granted to owners of the LLC Units of Aggregator, except as expressly provided under this Agreement or the Aggregator LLC Agreement. 4.5. The Corresponding Incentive Units and Incentive LLC Units shall be uncertificated unless otherwise determined by Cure TopCo, in the case of the Corresponding Incentive Units, or Aggregator, in the case of the Incentive LLC Units. 4.6. If Executive is not already a party to the Aggregator LLC Agreement, then Executive agrees that upon execution of this Agreement, Executive agrees to join and become a party to the Aggregator LLC Agreement and be fully bound by, and subject to all of the covenants, terms and conditions of the Aggregator LLC Agreement as though an original party thereto and Aggregator agrees to accept Executive as a party to the Aggregator LLC Agreement and that this Agreement shall serve as Executive’s joinder to the Aggregator LLC Agreement. 4.7. By virtue of the issuance of the Incentive LLC Units hereunder and Executive’s execution of this Agreement, Executive shall be deemed to have granted a power of attorney to the Board of Directors of Aggregator with respect to all Incentive LLC Units owned by Executive and acquired by Executive hereunder, which power of attorney shall, for the avoidance of doubt, include a grant by Executive of a perpetual and irrevocable power of attorney to Aggregator, with full right, power and authority to take all actions necessary and/or desirable on behalf of Executive to effectuate the provisions of this Section 4. 5. Compensation Committee Discretion. The Compensation Committee shall in good faith make all determinations necessary or appropriate to determine whether the Incentive LLC Units shall have become vested. The Compensation Committee’s determinations shall be final, binding and conclusive upon all parties, absent manifest error or bad faith. The Compensation Committee may, in its sole discretion, provide for accelerated vesting of any portion of the Incentive LLC Units at any time and for any reason.

6. No Right to Continued Service. Executive agrees that no provision contained in this Agreement shall entitle Executive to remain employed by the Company Group, affect the right of the Company Group to Terminate Executive’s employment at any time, or confer on Executive any right to employment for a fixed term. 7. Executive Representations. Executive shall be deemed to acknowledge and make the following representations and warranties and as otherwise may be requested by Cure TopCo or Aggregator for compliance with applicable laws, and any issuances of Incentive LLC Units by Aggregator and any issuance of Corresponding Incentive Units by Cure TopCo hereunder shall be made in reliance upon the express representations and warranties of Executive: 7.1. Executive is acquiring and will hold the Incentive LLC Units to be issued hereunder for investment for Executive’s account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act or other applicable securities laws. 7.2. Executive will not Transfer the Incentive LLC Units in violation of this Agreement, the Aggregator LLC Agreement, the Securities Act (or the rules and regulations promulgated thereunder) or under any other applicable securities laws; provided that, the foregoing shall in no way limit Executive’s ability to Transfer the Incentive LLC Units pursuant to the provisions of the Aggregator LLC Agreement. Executive agrees that Executive will not Transfer the Incentive LLC Units to be issued hereunder unless and until Executive has complied with all requirements of this Agreement and the Aggregator LLC Agreement applicable to the disposition of such Incentive LLC Units. 7.3. Executive has had the opportunity to ask questions and receive answers from Cure TopCo and Aggregator concerning the terms and conditions of the issuance of the Incentive LLC Units and to obtain any additional information which Cure TopCo or Aggregator possesses or can acquire without unreasonable effort or expense that Executive has requested. 7.4. Executive is an experienced and sophisticated investor and has such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Incentive LLC Units and the Corresponding Incentive Units. 7.5. Executive has only relied on the advice of, or has consulted with, Executive’s own legal, financial and tax advisors, and the determination of Executive to acquire Incentive LLC Units pursuant to this Agreement has been made by Executive independent of any statements or opinions as to the advisability of such acquisition or as to the properties, business, prospects or condition (financial or otherwise) of Cure TopCo, Aggregator or any of their respective Subsidiaries which may have been made or given by any other Person (including all Persons acquiring Incentive LLC Units on the date hereof) or by any agent or employee of such Person and independent of the fact that any other Person has decided to become a holder of Incentive LLC Units.

7.6. Executive hereby represents and warrants that Executive is an “accredited investor” as defined in Rule 501(a)(6) of Regulation D of the Securities Act as the result of having (i) individual income in excess of $200,000 in each of 2019 and 2020, or joint income with Executive’s spouse in excess of $300,000 in each of 2019 and 2020, and (ii) a reasonable expectation of having individual income in excess of $200,000 in 2021, or joint income with Executive’s spouse in excess of $300,000 in 2021. 8. Specific Performance. Each of the parties agrees that any breach of the terms of this Agreement will result in irreparable injury and damage to the other parties, for which there is no adequate remedy at law. Each of the parties therefore agrees that in the event of a breach or any threat of breach, the other parties shall be entitled to an immediate injunction and restraining order to prevent such breach, threatened breach or continued breach, and/or compelling specific performance of this Agreement, without having to prove the inadequacy of money damages as a remedy or balancing the equities between the parties. Such remedies shall be in addition to any other remedies (including monetary damages) to which the other parties may be entitled at law or in equity. Each party hereby waives any requirement for the securing or posting of any bond in connection with any such equitable remedy. 9. Amendments and Waivers. The Board shall have the right to amend this Agreement with the consent of Executive; provided, however, that to the extent necessary under any applicable law, regulation, or exchange requirement, no amendment shall be effective unless approved by the members of Aggregator if required by applicable law, regulation, or exchange requirement. 10. Governing Law; Venue; Service of Process; Waiver of Jury Trials. 10.1. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of Delaware, and the parties agree to jurisdiction and venue therein (it being understood and agreed that any order from any such court may be enforced in any other jurisdiction). Each of the parties hereto hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action arising under or related to this Agreement whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties hereto each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties hereto may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury. 10.2. Executive (i) agrees that service of process in any such claim, demand, action, proceeding or cause of action arising under this Agreement may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of Executive, at Executive’s address shown in the books and records of Aggregator or Cure TopCo, in the case of Aggregator, at Aggregator’s principal offices, attention General Counsel, or in the case of Cure TopCo, at Cure TopCo’s principal offices, attention General Counsel, and (ii) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware. 11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. 12. Notice. Unless otherwise provided herein, all notices, requests, demands, claims and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly received (a) upon receipt by hand delivery, (b) upon receipt after being mailed by certified or registered mail, postage prepaid, (c) the next business day after being sent via a nationally recognized overnight courier, or (d) upon confirmation of delivery if transmitted by electronic mail electronic mail in portable document format (PDF format) with an electronic read receipt requested, to the email address indicated (provided a copy thereof is also sent by one of the other methods described in this Section 12. Such notices, demands and other communications shall be sent to the address, email address or facsimile number indicated below: (a) If to Aggregator or Cure TopCo: Cure Aggregator, LLC Cure TopCo, LLC c/o New Mountain Capital, L.L.C. 787 Seventh Avenue New York, NY 10019 Attention: Vignesh Aier and Kyle Peterson E-mail: vaier@newmountaincapital.com kpeterson@newmountaincapital.com Cure TopCo, LLC 4055 Valley View Lane, Suite 400 Dallas, Texas 75244 Attention: Bradford Kyle Armbrester and Steven Senneff Email: karmbrester@signifyhealth.com ssenneff@signifyhealth.com with a copy (with shall not constitute notice) to: David Polk & Wardwell, LLP

450 Lexington Avenue New York, NY 10017 Attention: Shane Tintle and Jeffrey P. Crandall Email: shane.tintle@davispolk.com jeffrey.crandall@davispolk.com (b) If to Executive, at the most recent address or electronic mail address contained in the Aggregator’s and Cure TopCo’s records. 13. Dispute Resolution. Any dispute or disagreement which may arise under, or as a result of, or which may in any way relate to, the interpretation, or construction or of this Agreement shall be determined by the Compensation Committee, in good faith, whose determination shall be final, binding and conclusive for all purposes. 14. Successors and Assigns. This Agreement shall be binding on, inure to the benefit of and be enforceable by Cure TopCo, Aggregator, Executive and their respective personal representatives, heirs, successors and assigns (including all subsequent holders of one or more of the Incentive LLC Units). Any Person acquiring or claiming an interest in an Incentive LLC Unit, in any manner whatsoever, shall be subject to and bound by all terms, conditions and restrictions of this Agreement without regard to whether such Person has executed a counterpart hereof or any other document contemplated hereby. 15. Notice. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when delivered or sent in accordance with Section 9.5 of the Aggregator LLC Agreement (to, in the case of Executive, the address kept on file in Cure TopCo’s or Aggregator’s records). 16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. A facsimile or portable document format (PDF) copy of a counterpart signature page to this Agreement shall be deemed an original for all purposes. 17. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, member, manager or representative of any party hereto in respect of such subject matter. Without limiting the forgoing, this Agreement supersedes and replaces the Incentive Unit Agreement (other than with respect to any restrictive covenants set forth therein) which shall be of no further force and effect as of the IPO Closing Date. 18. Transfer of Personal Data. Executive authorizes, agrees and unambiguously consents to the transmission by Cure TopCo or Aggregator (or any Affiliate of Cure TopCo or Aggregator) of any personal data information related to the Incentive LLC Units awarded under this Agreement for legitimate business purposes. This authorization and consent is freely given by Executive.

19. Effectiveness. This Agreement shall be effective as of the IPO Closing Date (contingent on the closing of the IPO). If the IPO Closing Date does not occur for any reason, then (a) this Agreement shall be null and void, and (b) Executive shall continue to own the Incentive Units subject to the Third Amended and Restated Aggregator LLC Agreement, the Second Amended and Restated LLC Agreement and the Incentive Unit Agreement. [Signature Page Follows]

DocuSign Envelope ID: ADCEF105-6181-4F27-BA9C-BADEA80D05C8 SIGNATURE PAGE TO INCENTIVE UNIT AGREEMENT IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written. Print Name: Bradford Kyle Armbrester CURE TOPCO, LLC By: Name: Steven Senneff Title: Chief Financial Officer CURE AGGREGATOR, LLC Accepted and agreed: By: Name: Kyle Peterson Title: VP/Treasurer KA Family Investments LLC Name: Bradford Kyle Armbrester Title: Chief Executive Officer 3/8/2021 Date: Accepted and agreed: PA Family Enterprises LLC Name: Bradford Kyle Armbrester Title: Chief Executive Officer 3/8/2021 Date:

DocuSign Envelope ID: ADCEF105-6181-4F27-BA9C-BADEA80D05C8 Appendix A PROTECTIVE ELECTION TO INCLUDE AMOUNT IN GROSS INCOME PURSUANT TO SECTION 83(b) OF THE INTERNAL REVENUE CODE On February 12, 2021, the undersigned acquired 3,155,907 LLC Units (the “Incentive LLC Units”) of Cure Aggregator, LLC, a Delaware limited liability company (“Aggregator”) with a value of $24.00 per Incentive LLC Unit in exchange for LLC Units of Aggregator. The total amount paid by the undersigned for the Incentive LLC Units was LLC Units of Aggregator with an aggregate value of $7,574,328. The Incentive LLC Units are subject to a substantial risk of forfeiture (described below) that may not be avoided by a transfer of the Incentive LLC Units to another person and are also subject to certain restrictions on transfer. The undersigned desires to make an election to have the receipt of the Incentive LLC Units taxed under the provisions of Code §83(b) at the time the undersigned acquired the Incentive LLC Units. Therefore, pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Incentive LLC Units (described below), to report as taxable income for calendar year 2021 the excess (if any) of the Incentive LLC Units’ fair market value on February 12, 2021 over the purchase price thereof. The following information is supplied in accordance with Treasury Regulation §1.83-2(e): 1. The name, address and social security number of the undersigned: Name: Bradford Kyle Armbrester Address: SSN: 2. A description of the property with respect to which the election is being made: 3,155,907 LLC Units of Aggregator. 3. The date on which the Incentive LLC Units were transferred: February 12, 2021. The taxable year for which such election is made: 2021. 4. The restrictions to which the property is subject: Under certain circumstances, the Incentive LLC Units may be forfeited. 5. The fair market value on February 12, 2021 of the property with respect to which the election is being made, determined without regard to any lapse restrictions: $7,574,328. 6. The amount paid or to be paid for such property: LLC Units of Aggregator with an aggregate fair market value of $7,574,328. * * * * * A copy of this election has been furnished to Aggregator pursuant to Treasury Regulations §1.83- 2(d).

DocuSign Envelope ID: ADCEF105-6181-4F27-BA9C-BADEA80D05C8 Dated: , 2021 Bradford Kyle Armbrestor

DocuSign Envelope ID: ADCEF105-6181-4F27-BA9C-BADEA80D05C8 Appendix B Number of Incentive LLC Units: 3,155,907 Number of Corresponding Incentive Units: 3,155,907 Number of Time-Based Units: 1,513,547 Number of Performance-Based Units: 1,642,360 Time-Based Unit Vesting Schedule: In equal 6.25% installments on each three month anniversary of May 9, 2018, such that 100% of the Time-Based Units will be vested on May 9, 2022. Performance-Based Unit Vesting Schedule: Percentage Vesting Cash-on-Cash Return 0.00% Less than 2.00 times the Base Equity Value 46.00% 2.00 times the Base Equity Value 54.00% 3.00 times the Base Equity Value

DocuSign Envelope ID: ADCEF105-6181-4F27-BA9C-BADEA80D05C8

DocuSign SECURED

Certificate Of Completion

Envelope Id: 5F1E82B0BD364B118B426CC3DD939348

Status: Completed

Subject: Please DocuSign: Converted IU Agreement_Armbrester former Class B.pdf

Source Envelope:

Document Pages: 18	Signatures: 3	Envelope Originator:
Certificate Pages: 1	Initials: 0	Barbara Waters
AutoNav: Enabled		4055 Valley View Ln # 700
EnvelopeId Stamping: Disabled		Dallas, TX 75244-5074
Time Zone: (UTC-06:00) Central Time (US & Canada)		bwaters@signifyhealth.com
		IP Address: 75.115.162.90

Record Tracking

Status: Original 3/8/2021 4:53:05 PM	Holder: Barbara Waters bwaters@signifyhealth.com	Location: DocuSign

Signer Events	Signature	Timestamp
Kyle Armbrester karmbrester@signifyhealth.com CEO Security Level: Email, Account Authentication (Optional) Electronic Record and Signature Disclosure: Not Offered via DocuSign	DocuSigned by: Kyle Armbrester B3AD5214F207448... Signature Adoption: Pre-selected Style Using IP Address: 68.161.208.252 Signed using mobile	Sent: 3/8/2021 5:00:19 PM Viewed: 3/8/2021 5:01:01 PM Signed: 3/8/2021 5:20:47 PM

In Person Signer Events	Signature	Timestamp

Editor Delivery Events	Status	Timestamp

Agent Delivery Events	Status	Timestamp

Intermediary Delivery Events	Status	Timestamp

Certified Delivery Events	Status	Timestamp

Carbon Copy Events	Status	Timestamp
Barbara Waters bwaters@signifyhealth.com Security Level: Email, Account Authentication (Optional) Electronic Record and Signature Disclosure: Not Offered via DocuSign	COPIED	Sent: 3/8/2021 5:00:19 PM Resent: 3/8/2021 5:20:48 PM

Witness Events	Signature	Timestamp

Notary Events	Signature	Timestamp

Envelope Summary Events	Status	Timestamps
Envelope Sent	Hashed/Encrypted	3/8/2021 5:00:19 PM
Certified Delivered	Security Checked	3/8/2021 5:01:01 PM
Signing Complete	Security Checked	3/8/2021 5:20:47 PM
Completed	Security Checked	3/8/2021 5:20:47 PM

Payment Events	Status	Timestamps